Exhibit 99.1

InSite Vision Reports First Quarter 2011 Financial Results

— AzaSite® Royalties Up 26 Percent over First Quarter 2010 —

Alameda, Calif., May 12, 2011 – InSite Vision Incorporated (OTCBB: INSV) today reported financial results for the first quarter ended March 31, 2011.

First Quarter 2011 Results Summary

Royalty revenues increased by $0.7 million to $2.9 million for the first quarter 2011 compared to the first quarter 2010. Royalties were primarily from Inspire Pharmaceuticals for net sales of AzaSite. The increase in royalties was driven by a 26 percent growth in AzaSite net sales over the first quarter of 2010. The royalty revenues also increased due to royalties from net product sales of Besivance®.

Research and Development (R&D) expenses for the first quarter 2011 were $1.2 million compared to $1.1 million in the first quarter 2010. General and Administrative (G&A) expenses were $1.2 million in the first quarter of 2011 and 2010.

Operating income for the first quarter 2011 was $0.1 million compared to an operating loss of $0.4 million in first quarter 2010. Net loss for the first quarter 2011 was $2.4 million, or $0.03 per share, compared to a net loss of $2.9 million, or $0.03 per share, in the first quarter 2010.

InSite Vision had cash, cash equivalents and short-term investments of $13.8 million as of March 31, 2011.

“InSite Vision made outstanding progress on every clinical-stage product in our pipeline during the first quarter. Among many achievements, we reported positive top-line results from our Phase 1/2 clinical trial of ISV-303 for post-surgical ocular pain and inflammation. We continue to make significant progress towards achieving an SPA for AzaSite Plus and DexaSite, promptly responding to minor recommendations from the FDA, for a Phase 3 protocol evaluating both AzaSite Plus and DexaSite in blepharitis. InSite also filed an IND for ISV-101 for use in dry eye disease,” said Timothy Ruane, InSite’s Chief Executive Officer. “With three products now in Phase 3 development, InSite is demonstrating our strong commitment to rapid and strategic execution in clinical and regulatory development.”

Corporate and Commercial Highlights

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Inspire Pharmaceuticals reported revenues from AzaSite sales totaled $10.9 million in the first quarter 2011, an increase of 26 percent compared to $8.7 million in first quarter of 2010. AzaSite is marketed by Inspire in the United States.

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Besivance (besifloxacin ophthalmic suspension) 0.6%, marketed by Bausch & Lomb and Pfizer for the treatment of bacterial conjunctivitis (pink eye), saw significant increases in both prescription and revenue amounts compared to the first quarter 2010. InSite Vision recorded approximately $0.2 million of Besivance royalty revenue in the first quarter of 2011.

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The Company recently reported the successful re-filing of a Special Protocol Assessment (SPA) application for a Phase 3 clinical trial for AzaSite Plus™ (ISV-502) and DexaSite™ (ISV-305) in blepharitis in a single trial. InSite plans to host an investor conference call and webcast presentation upon receipt of the SPA agreement from the FDA to describe in detail the Phase 3 trial design, clinical endpoints and other significant aspects of the study.

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In March 2011, InSite Vision announced positive top-line results from a Phase 1/2 clinical trial of ISV-303, a topical anti-inflammatory product intended to reduce pain and inflammation associated with ocular surgery. In this study, ISV-303 achieved statistically significant superiority across primary and secondary endpoints, as compared with vehicle.

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In January 2011, InSite announced the filing of an Investigational New Drug (IND) application for ISV-101. ISV-101 is being developed to treat dry eye disease, and combines a low dose of bromfenac with the DuraSite technology.

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InSite’s Annual Meeting of Stockholders will be held at 10:00 a.m. Pacific Time on Wednesday, June 1, 2011 for shareholders of record as of April 11, 2011 at the company’s headquarters at 965 Atlantic Avenue, Alameda, California.

Conference Call Today

InSite Vision will host a conference call today beginning at 4:30 p.m. Eastern Time to discuss the company’s first quarter results.

Analysts and investors can listen to the conference call by dialing 877-407-8035 for domestic callers and 201-689-8035 for international callers. A telephone replay will be available following the conclusion of the call by dialing 877-660-6853 for domestic callers and 201-678-7415 for international callers. All callers will need to enter the account number 286 and conference ID 372424.

The live conference call will also be webcast and available on the Investor Relations page of the company’s website at http://www.insitevision.com. A copy of this press release will be furnished to the Securities and Exchange Commission on a Form 8-K and posted on the company’s website prior to the call.

About InSite Vision

InSite Vision is advancing new and superior ophthalmologic products for unmet eye care needs. The company’s product portfolio utilizes InSite Vision’s proven DuraSite® bioadhesive polymer core technology, an innovative platform that extends the duration of drug retention on the surface of the eye, thereby reducing frequency of treatment and improving the efficacy of topically delivered drugs. The DuraSite platform is currently leveraged in two commercial products for the treatment of bacterial eye infections, AzaSite® (azithromycin ophthalmic solution) 1%, marketed in the U.S. by Inspire Pharmaceuticals, and Besivance (besifloxacin ophthalmic suspension) 0.6%, marketed by Bausch & Lomb and their partner Pfizer Inc. InSite Vision’s clinical-stage ophthalmic product pipeline includes AzaSite Plus™ (ISV-502) and DexaSite™ (ISV-305) for the treatment of eye infections, ISV-303 for pain and swelling associated with ocular surgery, and ISV-101 for the treatment of dry eye disease. For further information on InSite Vision, please visit www.insitevision.com.

Forward-Looking Statements

This news release contains certain statements of a forward-looking nature relating to future events, including InSite’s clinical plans for its product candidates, InSite’s plans to advance its AzaSite family of products, InSite’s plans to hold a web cast upon receipt of FDA approval for its SPA for AzaSite Plus and DexaSite, the benefits of and prospects for InSite’s product candidates, and the statements in the quote from our Chief Executive Officer set forth above. Such statements entail a number of risks and uncertainties, including but not limited to: InSite’s ability to effectively design and conduct clinical trials for its product candidates and the results thereof; InSite’s reliance on third parties for the commercialization of its products including Inspire, Pfizer and Bausch & Lomb; the ability of InSite to enter into corporate collaborations for its product candidates; its ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others and determinations of the U.S. Patent and Trademark Office regarding same, InSite’s ability to obtain approval for its SPA for AzaSite Plus and DexaSite from the FDA, InSite’s ability to expand its product candidates and advance them through the clinic; InSite’s ability to compete effectively, either alone or through its partners, with other companies offering competing products or treatments; InSite’s ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite; InSite’s ability and willingness to commence additional clinical trials with respect to AzaSite Plus™ (ISV-502) and InSite’s various other product candidates and the results of such trials; and determinations by the U.S. Food and Drug Administration. Reference is made to the discussion of these and other risk factors detailed in InSite Vision’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q, under the caption “Risk Factors” and elsewhere in such reports. Any forward-looking statements or projections are based on the limited information currently available to InSite Vision, which is subject to change. Although any such forward-looking statements or projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update the information. Such information speaks only as of the date of its release. Actual events or results could differ materially and one should not assume that the information provided in this release is still valid at any later date.

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Contact Information

InSite Vision

Louis Drapeau, Chief Financial Officer

510.747.1220

mail@insite.com

Media and Investor inquiries

Karen L. Bergman

BCC Partners

650-575-1509

InSite Vision Incorporated

Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2011 and 2010

(in thousands, except per share amounts; unaudited)

	Three months ended
	March 31,
	2011	2010
Revenues	$3,110	$2,282

Expenses:
Research and development	1,166	1,144
General and administrative	1,243	1,219
Cost of revenues, principally royalties to third parties	577	303

Total expenses	2,986	2,666

Income (loss) from operations	124	(384)
Interest expense and other, net	(2,564)	(2,555)

Net loss	$(2,440)	$(2,939)

Net loss per share:
Basic	$(0.03)	$(0.03)

Diluted	$(0.03)	$(0.03)

Shares used to calculate net loss per share:
Basic	94,823	94,748

Diluted	94,823	94,748

Condensed Consolidated Balance Sheets
At March 31, 2011 and December 31, 2010
(in thousands; unaudited)

	March 31,	December 31,
	2011	2010
Assets:
Cash, cash equivalents and short-term investments	$13,750	$16,468
Receivables, prepaid expenses and other current assets	3,222	3,367
Property and equipment, net	238	247
Debt issuance costs, net	3,400	3,504

Total assets	$20,610	$23,586

Liabilities and stockholders’ deficit:
Accounts payable and accrued expenses	$2,062	$2,355
Accrued interest	2,999	3,376
Deferred revenues	75	75
Long-term secured notes payable	60,000	60,000
Stockholders’ deficit	(44,526)	(42,220)

Total liabilities and stockholders’ deficit	$20,610	$23,586